Exhibit 99.1

EFI ADDS EXPERIENCED EXECUTIVE TO BOARD OF DIRECTORS
Addition of Janice Chaffin Expands Board to Eight Members

FREMONT, Calif., Nov. 8, 2018 (GLOBE NEWSWIRE) - Electronics For Imaging, Inc. (Nasdaq: EFII), a world leader in customer-focused digital printing innovation, today announced the appointment of Janice Chaffin to its Board of Directors.

Ms. Chaffin is an experienced technology industry executive, specializing in strategic marketing and global operations. She has held several senior executive positions with Symantec Corporation, including serving as group president of its consumer business unit from 2007 to 2013. Ms. Chaffin also serves on the boards of directors of Nasdaq-traded companies Synopsys, Inc. and PTC Inc. She is an Advisory Council member for Illuminate Ventures and a member of the Board of Visitors for the UCLA Anderson School of Management. Previously she served on the boards of Informatica Corporation and International Game Technology, along with the Operating Committee of privately held Ancestry.com.

Gill Cogan, Chairman of EFI’s Board of Directors, commented, “With her demonstrated expertise in global marketing, strategy, business development, R&D management and product development, Janice is an excellent addition to the EFI board.”

“I am excited about the opportunities ahead for EFI, and I look forward to contributing to the Company’s growth and strategic direction,” said Ms. Chaffin.

Commenting on the appointment, EFI CEO Bill Muir said, “Janice is a proven leader and innovator in the software and hardware industries. We look forward to benefiting from her expertise as we continue to grow our Company.”

Prior to leading Symantec's consumer business unit, Ms. Chaffin served as the company's executive vice president and chief marketing officer from 2006 to 2007, and as senior vice president and chief marketing officer from 2003 to 2006. Before joining Symantec, Ms. Chaffin worked for more than twenty years at Hewlett-Packard Company in a variety of management and marketing leadership positions. Ms. Chaffin graduated summa cum laude from the University of California, San Diego, with a Bachelor of Arts degree in Political Science, and earned a Master of Business Administration from the University of California, Los Angeles, where she was an Edward W. Carter Fellow.

About EFI
EFI™ is a global technology company, based in Silicon Valley, and is leading the worldwide transformation from analog to digital imaging. We are passionate about fueling customer success with products that increase competitiveness and boost productivity. To do that, we develop breakthrough technologies for the manufacturing of signage, packaging, textiles, ceramic tiles, and personalized documents, with a wide range of printers, inks, digital front ends, and a comprehensive business and production workflow suite that transforms and streamlines the entire production process. (www.efi.com)